Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2018

FISCAL 2018 FOURTH QUARTER KEY FINANCIAL HIGHLIGHTS

●	Revenues of $2.69 billion, a 29% increase compared to $2.08 billion in the prior year, reflecting the consolidation of Foxtel and robust performance across the Company

●

Net loss of ($355) million, which includes the non-cash impact resulting from the combination of Foxtel and FOX SPORTS Australia of ($337) million, compared to a net loss of ($424) million in the prior year

●	Total Segment EBITDA was $312 million including the results of Foxtel, compared to $215 million in the prior year

●	Reported EPS were ($0.64) compared to ($0.74) in the prior year – Adjusted EPS were $0.08 compared to $0.11 in the prior year

●	Digital revenues represented 30% of News and Information Services segment revenues, compared to 26% in the prior year, reflecting strong paid digital subscriber growth at mastheads

●	Book Publishing segment posted a record quarter in revenues

●	Digital Real Estate Services segment revenues grew 19%, reflecting continued yield improvements at both REA Group and realtor.com®

NEW YORK, NY – August 9, 2018 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2018.

Commenting on the results, Chief Executive Robert Thomson said:

“Fiscal 2018 was a year of operational and transformational success at News Corp, with robust performance across our businesses, and positive and profound changes in the character of our revenue flows, which were more global, digital and subscription-based. We generated strong revenue and Segment EBITDA growth in the Digital Real Estate Services and Book Publishing segments, which, together with the consolidation of Foxtel, drove over $1 billion in profitability for the year.

Digital Real Estate Services continues to flourish and we expanded into meaningful adjacencies, broadening our audience and our revenue sources. HarperCollins’ success underscores the importance of intelligent editors and great writers in creating premium content. Algorithms are, as yet, unable to write empathetic, compelling books. We also saw meaningful operational improvements at the News and Information Services segment led by higher digital paid subscribers and disciplined cost initiatives, notably in Australia. Mastheads like The Times, The Sunday Times and The Wall Street Journal reached new heights in their digital transformation, with digital paid subscribers now exceeding print subscribers. The new Foxtel is focused on product innovation and leveraging its valuable content.

News Corp is now a more substantial company after the Foxtel transaction, with a much higher percentage of recurring, subscription-based revenues, which should help offset a volatile advertising environment.

We are marking five years since our Separation and are confident News Corp has a lustrous future, built on a strong digital and global foundation.”

FOURTH QUARTER RESULTS

The Company reported fiscal 2018 fourth quarter total revenues of $2.69 billion, a 29% increase compared to $2.08 billion in the prior year period, reflecting the inclusion of Foxtel’s results, following the Transaction, as described below, continued strong growth in the Book Publishing and Digital Real Estate Services segments and a $29 million positive impact from foreign currency fluctuations. The growth was partially offset by lower print advertising revenues at the News and Information Services segment. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 1) increased 5%.

In April 2018, News Corp and Telstra combined their respective 50% interests in Foxtel and News Corp’s 100% interest in FOX SPORTS Australia into a new company (the “Transaction”), which we refer to as new Foxtel. Following completion of the Transaction, News Corp owns a 65% interest in new Foxtel with Telstra owning the remaining 35%. Consequently, the Company began consolidating Foxtel in the fourth quarter of fiscal 2018. See Note 4 for pro forma financial information reflecting the Transaction.

Net loss for the quarter was ($355) million as compared to ($424) million in the prior year. The result is mainly due to the loss of $337 million related to the Transaction, primarily resulting from the write-off of the FOX SPORTS Australia channel distribution agreement (the “FSA channel distribution agreement”) intangible asset, which is reflected in Other, net. The results were also impacted by higher tax expense, driven primarily by certain one-time items related to the U.S. Tax Cuts and Jobs Act (the “Tax Act”), tax settlements and the tax effects of the Transaction. The prior year quarter’s results included non-cash impairment charges of $464 million, primarily related to the write-down of fixed assets.

Total Segment EBITDA for the quarter was $312 million, a 45% increase compared to $215 million in the prior year, reflecting the inclusion of Foxtel’s results and continued strength in the Book Publishing and Digital Real Estate Services segments. Adjusted Total Segment EBITDA (as defined in Note 1) increased 13%.

Loss per share available to News Corporation stockholders was ($0.64) as compared to ($0.74) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.08 compared to $0.11 in the prior year.

FULL YEAR RESULTS

The Company reported fiscal 2018 full year total revenues of $9.02 billion, an 11% increase compared to $8.14 billion in the prior year period, reflecting the inclusion of Foxtel’s results, strong growth in the Digital Real Estate Services and Book Publishing segments and a $172 million positive impact from foreign currency fluctuations. The growth was partially offset by lower print advertising and News America Marketing revenues at the News and Information Services segment. Adjusted Revenues increased 2%.

Net loss for the full year was ($1.4) billion as compared to ($643) million in the prior year. The loss was primarily driven by higher non-cash write-downs, mainly comprised of $998 million related to Foxtel and FOX SPORTS Australia and the $165 million related to News America Marketing, as well as the $337 million loss on the Transaction referenced above and a $237 million charge resulting from the Tax Act. The prior year’s results included non-cash impairment charges of $1.0 billion, primarily related to the write-down of fixed assets and Foxtel.

Total Segment EBITDA for the full year was $1.07 billion, a 21% increase compared to $885 million in the prior year, driven by the strength in the Digital Real Estate Services and Book Publishing segments, as well as the inclusion of Foxtel’s results. Adjusted Total Segment EBITDA increased 6%.

Loss per share available to News Corporation stockholders was ($2.60) as compared to ($1.27) in the prior year.

Adjusted EPS were $0.44 compared to $0.36 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the fiscal years ended
	June 30,			June 30,
	2018	2017	% Change	2018	2017	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,294	$1,281	1%	$5,119	$5,069	1%
Book Publishing	490	407	20%	1,758	1,636	7%
Digital Real Estate Services	299	251	19%	1,141	938	22%
Subscription Video Services	610	140	* *	1,004	494	* *
Other	-	1	* *	2	2	* *

Total Revenues	$2,693	$2,080	29%	$9,024	$8,139	11%

Segment EBITDA:
News and Information Services (a)	$94	$103	(9)%	$392	$414	(5)%
Book Publishing	71	39	82%	244	199	23%
Digital Real Estate Services	99	87	14%	401	324	24%
Subscription Video Services(b)	97	24	* *	173	123	41%
Other (c)	(49)	(38)	(29)%	(138)	(175)	21%

Total Segment EBITDA	$312	$215	45%	$1,072	$885	21%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the fiscal year ended June 30, 2017 included transaction related costs of $5 million associated with the acquisition of Wireless Group.
(b)

Subscription Video Services Segment EBITDA for the three months and fiscal year ended June 30, 2018 included transaction related costs of $12 million and $17 million, respectively, associated with the Transaction.

(c)

Other Segment EBITDA for the fiscal year ended June 30, 2018 includes a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Fourth Quarter Segment Results

Revenues in the quarter increased $13 million, or 1%, compared to the prior year. Within the segment, News UK and Dow Jones revenues grew 4% and 3%, respectively, while revenues at News Corp Australia and News America Marketing declined 3% and 2%, respectively. Adjusted Revenues for the segment were 1% lower compared to the prior year.

Advertising revenues declined $12 million, or 2%, compared to the prior year, reflecting a moderating decline compared to the prior quarter rate. The decline was driven by weakness in the print advertising market and the decision to cease The Wall Street Journal’s international print editions in the second quarter of fiscal 2018. The decline was partially offset by the growth in digital advertising revenues at News Corp Australia and News UK, increase in advertising revenues at Wireless Group and the positive impact from foreign currency fluctuations.

Circulation and subscription revenues increased $26 million, or 5%, primarily due to a healthy contribution from Dow Jones, which saw a 9% increase in its circulation revenues, reflecting continued digital subscriber growth at The Wall Street Journal, and strong growth in its professional information business. Cover and subscription price increases, as well as the positive impact from foreign currency fluctuations also contributed to the revenue improvement. These increases were partially offset by lower print volume.

Segment EBITDA declined $9 million in the quarter, or 9%, as compared to the prior year, primarily due to higher costs at Dow Jones and lower revenues at News Corp Australia, partially offset by higher contribution from News America Marketing and cost reduction initiatives at News Corp Australia.

Digital revenues represented 30% of News and Information Services segment revenues in the quarter, compared to 26% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 33% of their combined revenues, and at Dow Jones, digital accounted for 53% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended June 30, 2018 were 1,590,000, compared to 1,270,000 in the prior year (Source: Internal data)

•	Closing digital subscribers at News Corp Australia’s mastheads as of June 30, 2018 were 415,600, compared to 363,600 in the prior year (Source: Internal data)

•	The Times and Sunday Times closing digital subscribers as of June 30, 2018 were 256,000, compared to 201,000 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached approximately 85 million global monthly unique users in June 2018, flat compared to the prior year, based on ABCe (Source: Omniture)

Full Year Segment Results

Fiscal 2018 full year revenues increased $50 million, or 1%, compared to the prior year, including the $119 million positive impact from foreign currency fluctuations. Within the segment, News UK, Dow Jones and News Corp Australia revenues grew 4%, 2% and 1%, respectively, while revenues at News America Marketing declined 6%. Adjusted Revenues for the segment were 3% lower compared to the prior year.

Advertising revenues declined $76 million, or 3%, while circulation and subscription revenues increased $105 million, or 5%, driven by the factors discussed above in the fourth quarter segment results.

Full year Segment EBITDA declined $22 million, or 5%, as compared to the prior year, primarily due to the $12 million impact from the absence of the adjustment to reduce the deferred consideration accrual related to the acquisition of Unruly in the prior year period. Adjusted Segment EBITDA (as defined in Note 1) decreased 9% compared to the prior year.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter increased $83 million, or 20%, compared to the prior year, primarily due to higher sales in general, children’s and Christian books, including the success of frontlist titles such as Magnolia Table by Joanna Gaines, I’ll Be Gone in the Dark by Michelle McNamara and Girl Wash Your Face by Rachel Hollis, as well as the continued strength of backlist titles such as The Subtle Art of Not Giving a F*ck by Mark Manson and The Hate U Give by Angie Thomas. Growth was also driven by $28 million of revenue from the sublicensing agreement for J. R. R. Tolkien’s The Lord of the Rings trilogy and the $5 million positive impact from foreign currency fluctuations. Adjusted Revenues increased 19%. Digital sales increased 12% compared to the prior year, driven by the growth in downloadable audiobook sales, and represented 20% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $32 million, or 82%, from the prior year due to the higher revenues noted above and the mix of titles.

Full Year Segment Results

Fiscal 2018 full year revenues increased $122 million, or 7%, compared to the prior year, primarily due to higher sales in general books, including the success of The Subtle Art of Not Giving a F*ck by Mark Manson, Magnolia Table by Joanna Gaines, The Pioneer Woman Cooks: Come and Get It! by Ree Drummond and The Woman in the Window by A. J. Finn. The growth was also driven by $28 million of revenue from the sublicensing agreement for J. R. R. Tolkien’s The Lord of the Rings trilogy and the $25 million positive impact from foreign currency fluctuations. Digital sales increased 6% compared to the prior year, driven by the growth in downloadable audiobook sales, and represented 19% of Consumer revenues for the year. Segment EBITDA increased $45 million, or 23%, from the prior year due to the higher revenues noted above and the mix of titles. Adjusted Revenues increased 6% and Adjusted Segment EBITDA increased 22%.

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter increased $48 million, or 19%, compared to the prior year, primarily due to the continued growth at REA Group and Move. Segment EBITDA in the quarter increased $12 million, or 14%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by broker commissions from the acquisition of Smartline, increased costs associated with revenue growth and higher marketing costs, primarily at Move. Adjusted Revenues and Adjusted Segment EBITDA increased 12% and 10%, respectively.

In the quarter, revenues at REA Group increased 27% to $172 million from $135 million in the prior year, primarily due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, as well as higher financial services revenues driven by the acquisition of Smartline.

Move’s revenues in the quarter increased 11% to $120 million from $108 million in the prior year, primarily due to the continued growth in its ConnectionsSM for Buyers product, driven by improvement in yield optimization and an increase in leads and customers. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 9% year-over-year to 63 million, with mobile representing more than half of all unique users.

Full Year Segment Results

Fiscal 2018 full year revenues increased $203 million, or 22%, compared to the prior year, primarily due to the continued strong growth at REA Group and Move. Segment EBITDA increased $77 million, or 24%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by increased costs associated with revenue growth, broker commissions from the acquisition of Smartline and higher marketing costs, primarily at Move. Adjusted Revenues and Adjusted Segment EBITDA increased 17% and 20%, respectively.

In the fiscal year, revenues at REA Group increased 27% to $666 million from $525 million in the prior year, and Move’s revenues in the fiscal year increased 15% to $452 million from $394 million in the prior year, driven by the factors discussed above in the fourth quarter segment results.

Subscription Video Services

Fourth Quarter Segment Results

Revenues and Segment EBITDA in the quarter increased $470 million and $73 million, respectively, compared to the prior year, primarily due to the inclusion of Foxtel. Segment EBITDA also includes $12 million of costs related to the Transaction. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, increased 6% and 38%, respectively.

On a pro forma basis reflecting the Transaction, segment revenues in the quarter decreased $33 million, or 5%, compared with the prior year, primarily due to lower subscription revenues at new Foxtel, due to subscriber mix, and lower advertising revenues, partially offset by the positive impact from foreign currency fluctuations.

As of June 30, 2018, new Foxtel’s total closing subscribers were approximately 2.8 million, which was higher than the prior year, primarily due to the launch of Foxtel Now. In the fourth quarter, cable and satellite residential churn was 12.5% compared to 13.3% in the prior year. Broadcast residential ARPU for the quarter declined 3%.

Pro forma Segment EBITDA in the quarter decreased $69 million, or 39%, compared with the prior year, primarily due to the lower revenues discussed above, higher programming costs which reflect increased National Rugby League and domestic football league rights costs and $10 million of transition costs.

Full Year Segment Results

Revenues and Segment EBITDA for fiscal 2018 increased $510 million and $50 million, respectively, compared to the prior year, primarily due to the inclusion of Foxtel. Segment EBITDA also includes $17 million of costs related to the Transaction. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, increased 4% and declined 5%, respectively.

On a pro forma basis, segment revenues for fiscal 2018 were flat compared with the prior year, as the positive impact from foreign currency fluctuations was offset by lower subscription revenues at new Foxtel, due to subscriber mix, and lower advertising revenues.

Pro forma Segment EBITDA for fiscal 2018 decreased $154 million, or 22%, compared with the prior year, primarily due to $90 million of higher sports programming costs, mainly related to the Australian Football League and National Rugby League rights, as well as the lower subscription revenues noted above and $10 million of transition costs.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in millions)

Foxtel (a)	$-	$(5)	$(974)	$(265)
Other equity affiliates, net	(4)	(14)	(32)	(30)

Total equity losses of affiliates	$(4)	$(19)	$(1,006)	$(295)

(a)

The Company amortized nil and $49 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2018, respectively, and $15 million and $68 million in the corresponding periods of fiscal 2017, respectively. Such amortization is reflected in Equity losses of affiliates in the Statements of Operations.

Equity losses of affiliates for the fourth quarter improved to ($4) million compared to ($19) million in the prior year, primarily due to the absence of write-offs and impairments of $9 million on certain other equity method investments in the prior year as well as the absence of Foxtel’s results.

Fiscal 2018 full year equity losses of affiliates were ($1,006) million compared to ($295) million in the prior year. During fiscal 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel and $13 million in non-cash write-downs of certain equity method investments’ carrying values. During fiscal 2017, the Company recognized a $227 million non-cash write-down of its investment in Foxtel as well as write-offs and impairments of $9 million on certain other equity method investments.

FULL YEAR CASH FLOW

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2018	2017
	(in millions)

Net cash provided by continuing operating activities	$757	$499
Less: Capital expenditures	(364)	(256)

	393	243
Less: REA Group free cash flow	(207)	(183)
Plus: Cash dividends received from REA Group	63	53

Free cash flow available to News Corporation	$249	$113

Net cash provided by continuing operating activities improved $258 million for the fiscal year ended June 30, 2018 as compared to the prior year period, primarily due to the absence of the NAM Group’s settlement payments of $256 million, higher Total Segment EBITDA and lower restructuring payments of $61 million, partially offset by increased working capital primarily related to higher revenues and the reversal of a portion of the previously accrued net liability related to the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority and certain timing-related items, as well as higher net tax payments of $30 million.

Free cash flow available to News Corporation for the fiscal year ended June 30, 2018 was $249 million compared to $113 million in the prior year period. The improvement was primarily due to higher net cash provided by continuing operating activities as discussed above, partially offset by higher capital expenditures, of which approximately $60 million was due to the consolidation of Foxtel. Foxtel’s full year capital expenditures for fiscal 2018 were approximately $285 million, including the capital expenditures incurred prior to the consolidation. Foxtel’s total capital expenditures in fiscal 2019, which will be primarily related to subscriber-related expenditures, is expected to be higher than fiscal 2018 by more than $50 million.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 17, 2018 to stockholders of record as of September 12, 2018.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on August 9, 2018. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corp

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services and subscription video services in Australia. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content is distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2018	2017	2018	2017

Revenues:
Advertising	$740	$737	$2,799	$2,860
Circulation and subscription	1,074	636	3,021	2,470
Consumer	444	390	1,664	1,573
Real estate	225	171	858	696
Other	210	146	682	540

Total Revenues	2,693	2,080	9,024	8,139

Operating expenses	(1,464)	(1,145)	(4,903)	(4,529)
Selling, general and administrative	(917)	(720)	(3,049)	(2,725)
Depreciation and amortization	(175)	(100)	(472)	(449)
Impairment and restructuring charges	(78)	(518)	(351)	(927)
Equity losses of affiliates	(4)	(19)	(1,006)	(295)
Interest, net	(16)	9	(7)	39
Other, net	(331)	5	(325)	132

Loss before income tax expense	(292)	(408)	(1,089)	(615)
Income tax expense	(63)	(16)	(355)	(28)

Net loss	(355)	(424)	(1,444)	(643)
Less: Net income attributable to noncontrolling interests	(16)	(5)	(70)	(95)

Net loss attributable to News Corporation stockholders	(371)	(429)	(1,514)	(738)
Less: Adjustments to Net loss attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(2)	(2)

Net loss available to News Corporation stockholders	$(372)	$(430)	$(1,516)	$(740)

Weighted average shares outstanding:
Basic	583	582	583	581
Diluted	583	582	583	581

Net loss available to News Corporation stockholders per share - basic and diluted	$(0.64)	$(0.74)	$(2.60)	$(1.27)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2018	As of June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,034	$2,016
Receivables, net	1,612	1,276
Inventory, net	376	208
Other current assets	372	315

Total current assets	4,394	3,815

Non-current assets:
Investments	393	2,027
Property, plant and equipment, net	2,560	1,624
Intangible assets, net	2,671	2,281
Goodwill	5,218	3,838
Deferred income tax assets	279	525
Other non-current assets	831	442

Total assets	$16,346	$14,552

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$605	$222
Accrued expenses	1,340	1,204
Deferred revenue	516	426
Current borrowings	462	103
Other current liabilities	372	497

Total current liabilities	3,295	2,452

Non-current liabilities:
Borrowings	1,490	276
Retirement benefit obligations	245	319
Deferred income tax liabilities	389	61
Other non-current liabilities	430	351

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,322	12,395
Accumulated deficit	(2,163)	(648)
Accumulated other comprehensive loss	(874)	(964)

Total News Corporation stockholders’ equity	9,291	10,789
Noncontrolling interests	1,186	284

Total equity	10,477	11,073

Total liabilities and equity	$16,346	$14,552

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended June 30,
	2018	2017

Operating activities:
Net loss	$(1,444)	$(643)
Less: Income from discontinued operations	-	-

Loss from continuing operations	(1,444)	(643)
Adjustments to reconcile loss from continuing operations to cash provided by operating activities:
Depreciation and amortization	472	449
Equity losses of affiliates	1,006	295
Cash distributions received from affiliates	5	4
Impairment charges	280	785
Other, net	325	(132)
Deferred income taxes and taxes payable	202	(95)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(128)	(58)
Inventories, net	(14)	15
Accounts payable and other liabilities	53	137
NAM Group settlement	-	(258)

Net cash provided by operating activities from continuing operations	757	499
Net cash used in operating activities from discontinued operations	-	(5)

Net cash provided by operating activities	757	494

Investing activities:
Capital expenditures	(364)	(256)
Changes in restricted cash for Wireless Group acquisition	-	315
Acquisitions, net of cash acquired	(77)	(347)
Investments in equity affiliates and other	(18)	(59)
Other investments	(33)	(39)
Proceeds from business dispositions	1	162
Proceeds from property, plant and equipment and other asset dispositions	137	109
Other	33	10

Net cash used in investing activities from continuing operations	(321)	(105)
Net cash used in investing activities from discontinued operations	-	-

Net cash used in investing activities	(321)	(105)

Financing activities:
Borrowings	95	-
Repayment of borrowings	(213)	(23)
Dividends paid	(158)	(152)
Other, net	(122)	(42)

Net cash used in financing activities from continuing operations	(398)	(217)
Net cash used in financing activities from discontinued operations	-	-

Net cash used in financing activities	(398)	(217)

Net increase in cash and cash equivalents	38	172
Cash and cash equivalents, beginning of year	2,016	1,832
Exchange movement on opening cash balance	(20)	12

Cash and cash equivalents, end of year	$2,034	$2,016

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2018 and 2017.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$2,693	$2,080	$613	$312	$215	$97
Impact of acquisitions	(477)	-	(477)	(66)	-	(66)
Impact of divestitures	(2)	(3)	1	-	-	-
Impact of foreign currency fluctuations	(29)	-	(29)	(1)	-	(1)
Net impact of U.K. Newspaper Matters	-	-	-	3	4	(1)

As adjusted	$2,185	$2,077	$108	$248	$219	$29

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$9,024	$8,139	$885	$1,072	$885	$187
Impact of acquisitions	(624)	-	(624)	(66)	5	(71)
Impact of divestitures	(8)	(57)	49	1	1	-
Impact of foreign currency fluctuations	(172)	-	(172)	(16)	-	(16)
Net impact of U.K. Newspaper Matters	-	-	-	(35)	10	(45)

As adjusted	$8,220	$8,082	$138	$956	$901	$55

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2018 and 2017 are as follows:

	For the three months ended June 30,
	2018	2017	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,270	$1,278	(1) %
Book Publishing	485	407	19%
Digital Real Estate Services	281	251	12%
Subscription Video Services	149	140	6%
Other	—	1	**

Adjusted Total Revenues	$2,185	$2,077	5%

Adjusted Segment EBITDA:
News and Information Services	$94	$103	(9) %
Book Publishing	71	39	82%
Digital Real Estate Services	96	87	10%
Subscription Video Services	33	24	38%
Other	(46)	(34)	(35) %

Adjusted Total Segment EBITDA	$248	$219	13%

	For the fiscal years ended June 30,
	2018	2017	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$4,905	$5,036	(3) %
Book Publishing	1,733	1,636	6%
Digital Real Estate Services	1,066	914	17%
Subscription Video Services	514	494	4%
Other	2	2	**

Adjusted Total Revenues	$8,220	$8,082	2%

Adjusted Segment EBITDA:
News and Information Services	$383	$422	(9) %
Book Publishing	243	199	22%
Digital Real Estate Services	386	322	20%
Subscription Video Services	117	123	(5) %
Other	(173)	(165)	(5) %

Adjusted Total Segment EBITDA	$956	$901	6%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2018 and 2017.

	For the three months ended June 30, 2018

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,294	$-	$(2)	$(22)	$-	$1,270
Book Publishing	490	-	-	(5)	-	485
Digital Real Estate Services	299	(16)	-	(2)	-	281
Subscription Video Services	610	(461)	-	-	-	149
Other	-	-	-	-	-	-

Total Revenues	$2,693	$(477)	$(2)	$(29)	$-	$2,185

Segment EBITDA:
News and Information Services	$94	$-	$-	$-	$-	$94
Book Publishing	71	-	-	-	-	71
Digital Real Estate Services	99	(2)	-	(1)	-	96
Subscription Video Services	97	(64)	-	-	-	33
Other	(49)	-	-	-	3	(46)

Total Segment EBITDA	$312	$(66)	$-	$(1)	$3	$248

	For the three months ended June 30, 2017
	As Reported	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,281	$(3)	$-	$1,278
Book Publishing	407	-	-	407
Digital Real Estate Services	251	-	-	251
Subscription Video Services	140	-	-	140
Other	1	-	-	1

Total Revenues	$2,080	$(3)	$-	$2,077

Segment EBITDA:
News and Information Services	$103	$-	$-	$103
Book Publishing	39	-	-	39
Digital Real Estate Services	87	-	-	87
Subscription Video Services	24	-	-	24
Other	(38)	-	4	(34)

Total Segment EBITDA	$215	$-	$4	$219

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2018 and 2017.

	For the fiscal year ended June 30, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,119	$(87)	$(8)	$(119)	$-	$4,905
Book Publishing	1,758	-	-	(25)	-	1,733
Digital Real Estate Services	1,141	(57)	-	(18)	-	1,066
Subscription Video Services	1,004	(480)	-	(10)	-	514
Other	2	-	-	-	-	2

Total Revenues	$9,024	$(624)	$(8)	$(172)	$-	$8,220

Segment EBITDA:
News and Information Services	$392	$(6)	$1	$(4)	$-	$383
Book Publishing	244	-	-	(1)	-	243
Digital Real Estate Services	401	(6)	-	(9)	-	386
Subscription Video Services	173	(54)	-	(2)	-	117
Other	(138)	-	-	-	(35)	(173)

Total Segment EBITDA	$1,072	$(66)	$1	$(16)	$(35)	$956

	For the fiscal year ended June 30, 2017
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,069	$-	$(33)	$-	$5,036
Book Publishing	1,636	-	-	-	1,636
Digital Real Estate Services	938	-	(24)	-	914
Subscription Video Services	494	-	-	-	494
Other	2	-	-	-	2

Total Revenues	$8,139	$-	$(57)	$-	$8,082

Segment EBITDA:
News and Information Services	$414	$5	$3	$-	$422
Book Publishing	199	-	-	-	199
Digital Real Estate Services	324	-	(2)	-	322
Subscription Video Services	123	-	-	-	123
Other	(175)	-	-	10	(165)

Total Segment EBITDA	$885	$5	$1	$10	$901

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net loss to Total Segment EBITDA.

	For the three months ended June 30
	2018	2017	Change	% Change
		(in millions)

Net loss	$(355)	$(424)	$69	16%
Add:
Income tax expense	63	16	47	* *
Other, net	331	(5)	336	* *
Interest, net	16	(9)	25	* *
Equity losses of affiliates	4	19	(15)	(79)%
Impairment and restructuring charges	78	518	(440)	(85)%
Depreciation and amortization	175	100	75	75%

Total Segment EBITDA	$312	$215	$97	45%

** - Not meaningful

	For the fiscal years ended June 30
	2018	2017	Change	% Change
		(in millions)

Net loss	$(1,444)	$(643)	$(801)	*	*
Add:
Income tax expense	355	28	327	*	*
Other, net	325	(132)	457	*	*
Interest, net	7	(39)	46	*	*
Equity losses of affiliates	1,006	295	711	*	*
Impairment and restructuring charges	351	927	(576)	(62)%
Depreciation and amortization	472	449	23	5%

Total Segment EBITDA	$1,072	$885	$187	21%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters and the impact of the Tax Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net loss available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2018 and 2017.

	For the three months ended		For the three months ended
	June 30, 2018		June 30, 2017

	Net (loss) income available to stockholders	EPS	Net (loss) income available to stockholders	EPS
	(in millions, except per share data)
Net loss	$(355)		$(424)
Less: Net income attributable to noncontrolling interests	(16)		(5)
Less: Redeemable preferred stock dividends	(1)		(1)

Loss available to News Corporation stockholders	$(372)	$(0.64)	$(430)	$(0.74)
U.K. Newspaper Matters	3	0.01	4	0.01
Impairment and restructuring charges (a)	78	0.13	518	0.88
Other, net (b)	331	0.57	(5)	(0.01)
Equity losses of affiliates	-	-	12	0.02
Tax impact on items above (c)	(7)	(0.01)	(123)	(0.21)
Impact of tax settlement (d)	(49)	(0.08)	103	0.18
Impact of Tax Act(e)	63	0.11	-	-
Impact of noncontrolling interest on items included in Other, net above	(2)	(0.01)	(14)	(0.02)

As adjusted	$45	$0.08	$65	$0.11

(a)

Impairment and restructuring charges for the three months ended June 30, 2018 included non-cash impairment charges of approximately $55 million. Impairment and restructuring charges for the three months ended June 30, 2017 included non-cash impairment charges of approximately $464 million, of which approximately $360 million was related to the write-down of fixed assets at the U.K. newspapers.

(b)

During the three months ended June 30, 2018, the Company recognized a loss of approximately $337 million related to the Transaction, primarily related to the write-off of the FSA channel distribution agreement intangible asset.

(c)	Tax impact on items above for the three months ended June 30, 2017 included a tax benefit for the non-cash impairment charges.
(d)

In the three months ended June 30, 2018, the Company recorded a $49 million adjustment related to the settlement of certain pre-Separation tax matters with the IRS. In the three months ended June 30, 2017, the Company reached an agreement with a foreign tax authority to settle certain pre-Separation tax matters. As a result of the settlement, the Company recorded current income tax expense of $20 million, deferred tax expense of $43 million and a valuation allowance of $40 million.

(e)	During the three months ended June 30, 2018, the Company recorded a $63 million adjustment to its provisional charge related to the Tax Act.

	For the fiscal year ended		For the fiscal year ended
	June 30, 2018		June 30, 2017

	Net (loss) income available to stockholders	EPS	Net (loss) income available to stockholders	EPS
	(in millions, except per share data)
Net loss	$(1,444)		$(643)
Less: Net income attributable to noncontrolling interests	(70)		(95)
Less: Redeemable preferred stock dividends	(2)		(2)

Loss available to News Corporation stockholders	$(1,516)	$(2.60)	$(740)	$(1.27)
U.K. Newspaper Matters(a)	(35)	(0.06)	10	0.02
Impairment and restructuring charges (b)	351	0.60	927	1.58
Other, net (c)	325	0.56	(132)	(0.23)
Equity losses of affiliates (d)	970	1.66	260	0.45
Tax impact on items above (e)	(15)	(0.03)	(247)	(0.42)
Impact of tax settlement (f)	(49)	(0.08)	103	0.18
Impact of Tax Act(g)	237	0.41	-	-
Impact of noncontrolling interest on items included in Other, net above	(10)	(0.02)	27	0.05

As adjusted	$258	$0.44	$208	$0.36

(a)

During the fiscal year ended June 30, 2018, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

(b)

Impairment and restructuring charges for the fiscal year ended June 30, 2018 included non-cash impairment charges of approximately $280 million, primarily related to the non-cash impairment charges at News America Marketing and FOX SPORTS Australia. Impairment and restructuring charges for the fiscal year ended June 30, 2017 included non-cash impairment charges of approximately $785 million, of which approximately $360 million and approximately $310 million were primarily related to the write-down of fixed assets at the U.K. and Australian newspapers, respectively.

(c)

Other, net for the fiscal year ended June 30, 2018 reflects a loss of approximately $337 million related to the Transaction, primarily related to the write-off of the FSA channel distribution agreement intangible asset. Other, net for the fiscal year ended June 30, 2017 included a pre-tax gain of $107 million resulting from the sale of REA Group’s European business.

(d)

During the fiscal year ended June 30, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel as well as $13 million in non-cash write-downs of certain equity method investments’ carrying values. During the fiscal year ended June 30, 2017, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel. Foxtel’s net income in the fiscal year ended June 30, 2017 included a $48 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $24 million, which represents the Company’s share of that loss.

(e)	Tax impact on items above for the fiscal year ended June 30, 2017 included a tax benefit of $211 million for the non-cash impairment charge and non-cash write-down noted above.
(f)

In the fiscal year ended June 30, 2018, the Company recorded a $49 million adjustment related to the settlement of certain pre-Separation tax matters with the IRS. In the fiscal year ended June 30, 2017, the Company reached an agreement with a foreign tax authority to settle certain pre-Separation tax matters. As a result of the settlement, the Company recorded current income tax expense of $20 million, deferred tax expense of $43 million and a valuation allowance of $40 million.

(g)	During the fiscal year ended June 30, 2018, the Company recorded a $237 million charge as a result of the Tax Act.

NOTE 4 – PRO FORMA

The following supplemental unaudited pro forma information for the three months and fiscal years ended June 30, 2018 and 2017 reflect the Company’s results of operations as if the Transaction had occurred on July 1, 2016. The Company believes that the presentation of this supplemental information enhances comparability across the reporting periods. The information was prepared in accordance with Article 11 of Regulation S-X and based on historical results of operations of News Corp and Foxtel, adjusted for the effect of any Transaction-related accounting adjustments, as described below. Pro forma adjustments were based on available information and assumptions regarding impacts that are directly attributable to the Transaction, are factually supportable, and are expected to have a continuing impact on the combined results. However these adjustments are subject to change as valuations are finalized. In addition, the pro forma information is provided for supplemental and informational purposes only, and is not necessarily indicative of what the Company’s results of operations would have been, or the Company’s future results of operations, had the Transaction actually occurred on the date indicated. The unaudited pro forma information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as “Selected Financial Data” and our audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 that will be filed with the Securities and Exchange Commission.

The following tables set forth the Company’s unaudited pro forma results of operations for the three months and fiscal years ended June 30, 2018 and 2017.

	Pro Forma (unaudited) For the three months ended June 30,
	2018	2017	Change	% Change
	(in millions)		Better/(Worse)
Revenues:
Advertising	$740	$785	$(45)	(6)%
Circulation and subscription	1,074	1,072	2	-
Consumer	444	390	54	14%
Real estate	225	171	54	32%
Other	210	165	45	27%

Total Revenues	2,693	2,583	110	4%

Operating expenses	(1,464)	(1,389)	(75)	(5)%
Selling, general and administrative	(905)	(825)	(80)	(10)%
Depreciation and amortization	(175)	(165)	(10)	(6)%
Impairment and restructuring charges	(78)	(528)	450	85%
Equity losses of affiliates	(4)	(35)	31	89%
Interest, net	(16)	(34)	18	53%
Other, net	6	9	(3)	(33)%

Income (Loss) before income tax expense	57	(384)	441	**
Income tax expense	(73)	(16)	(57)	**

Net loss	(16)	(400)	384	96%
Less: Net income attributable to noncontrolling interests	(16)	(15)	(1)	(7)%

Net loss attributable to News Corporation	$(32)	$(415)	$383	92%

** - Not meaningful

	Pro Forma (unaudited) For the fiscal years ended June 30,
	2018	2017	Change	% Change
	(in millions)		Better/(Worse)
Revenues:
Advertising	$2,940	$3,056	$(116)	(4)%
Circulation and subscription	4,381	4,267	114	3%
Consumer	1,664	1,573	91	6%
Real estate	858	696	162	23%
Other	721	599	122	20%

Total Revenues	10,564	10,191	373	4%

Operating expenses	(5,748)	(5,544)	(204)	(4)%
Selling, general and administrative	(3,372)	(3,186)	(186)	(6)%
Depreciation and amortization	(676)	(711)	35	5%
Impairment and restructuring charges	(1,313)	(1,217)	(96)	(8)%
Equity losses of affiliates	(27)	(82)	55	67%
Interest, net	(83)	(122)	39	32%
Other, net	10	132	(122)	(92)%

Loss before income tax expense	(645)	(539)	(106)	(20)%
Income tax expense	(373)	(31)	(342)	**

Net loss	(1,018)	(570)	(448)	(79)%
Less: Net income attributable to noncontrolling interests	(96)	(125)	29	23%

Net loss attributable to News Corporation	$(1,114)	$(695)	$(419)	(60)%

** - Not meaningful

	Pro Forma (unaudited)
	For the three months ended June 30, 2018

	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Advertising	$740	$-	$-		$740
Circulation and subscription	1,074	-	-		1,074
Consumer	444	-	-		444
Real estate	225	-	-		225
Other	210	-	-		210

Total Revenues	2,693	-	-		2,693

Operating expenses	(1,464)	-	-		(1,464)
Selling, general and administrative	(917)	-	12	(f)	(905)
Depreciation and amortization	(175)	-	-		(175)
Impairment and restructuring charges	(78)	-	-		(78)
Equity losses of affiliates	(4)	-	-		(4)
Interest, net	(16)	-	-		(16)
Other, net	(331)	-	337	(k)	6

(Loss) Income before income tax expense	(292)	-	349		57
Income tax expense	(63)	-	(10	)(l)	(73)

Net loss	(355)	-	339		(16)
Less: Net income attributable to noncontrolling interests	(16)	-	-		(16)

Net (loss) income attributable to News Corporation	$(371)	$-	$339		$(32)

Basic and diluted (loss) income per share:
Net loss available to News Corporation stockholders per share	$(0.64)				$(0.06)

	Pro Forma (unaudited)
	For the three months ended June 30, 2017

	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Advertising	$737	$48	$-		$785
Circulation and subscription	636	533	(97	)(c)(d)	1,072
Consumer	390	-	-		390
Real estate	171	-	-		171
Other	146	19	-		165

Total Revenues	2,080	600	(97)		2,583

Operating expenses	(1,145)	(345)	101	(c)(e)	(1,389)
Selling, general and administrative	(720)	(105)	-		(825)
Depreciation and amortization	(100)	(60)	(5	)(g)(h)(i)	(165)
Impairment and restructuring charges	(518)	(10)	-		(528)
Equity (losses) earnings of affiliates	(19)	(21)	5	(j)	(35)
Interest, net	9	(43)	-		(34)
Other, net	5	4	-		9

(Loss) Income before income tax expense	(408)	20	4		(384)
Income tax expense	(16)	(1)	1	(l)	(16)

Net (loss) income	(424)	19	5		(400)
Less: Net income attributable to noncontrolling interests	(5)	-	(10	)(m)	(15)

Net (loss) income attributable to News Corporation	$(429)	$19	$(5)		$(415)

Basic and diluted (loss) income per share:
Net (loss) income available to News Corporation stockholders per share	$(0.74)				$(0.71)

	Pro Forma (unaudited)
	For the fiscal year ended June 30, 2018

	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Advertising	$2,799	$141	$-		$2,940
Circulation and subscription	3,021	1,638	(278	)(c)(d)	4,381
Consumer	1,664	-	-		1,664
Real estate	858	-	-		858
Other	682	39	-		721

Total Revenues	9,024	1,818	(278)		10,564

Operating expenses	(4,903)	(1,136)	291	(c)(e)	(5,748)
Selling, general and administrative	(3,049)	(340)	17	(f)	(3,372)
Depreciation and amortization	(472)	(187)	(17	)(g)(h)(i)	(676)
Impairment and restructuring charges	(351)	(5)	(957	)(j)	(1,313)
Equity (losses) earnings of affiliates	(1,006)	5	974	(j)	(27)
Interest, net	(7)	(76)	-		(83)
Other, net	(325)	(2)	337	(k)	10

(Loss) Income before income tax expense	(1,089)	77	367		(645)
Income tax expense	(355)	(13)	(5	)(l)	(373)

Net (loss) income	(1,444)	64	362		(1,018)
Less: Net income (loss) attributable to noncontrolling interests	(70)	1	(27	)(m)	(96)

Net (loss) income attributable to News Corporation	$(1,514)	$65	$335		$(1,114)

Basic and diluted (loss) income per share:
Net loss available to News Corporation stockholders per share	$(2.60)				$(1.92)

	Pro Forma (unaudited)
	For the fiscal year ended June 30, 2017

	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Advertising	$2,860	$196	$-		$3,056
Circulation and subscription	2,470	2,156	(359	)(c)(d)	4,267
Consumer	1,573	-	-		1,573
Real estate	696	-	-		696
Other	540	59	-		599

Total Revenues	8,139	2,411	(359)		10,191

Operating expenses	(4,529)	(1,382)	367	(c)(e)	(5,544)
Selling, general and administrative	(2,725)	(461)	-		(3,186)
Depreciation and amortization	(449)	(215)	(47	)(g)(h)(i)	(711)
Impairment and restructuring charges	(927)	(63)	(227	)(j)	(1,217)
Equity losses of affiliates	(295)	(52)	265	(j)	(82)
Interest, net	39	(161)	-		(122)
Other, net	132	-	-		132

(Loss) Income before income tax expense	(615)	77	(1)		(539)
Income tax expense	(28)	(18)	15	(l)	(31)

Net (loss) income	(643)	59	14		(570)
Less: Net income (loss) attributable to noncontrolling interests	(95)	1	(31	)(m)	(125)

Net (loss) income attributable to News Corporation	$(738)	$60	$(17)		$(695)

Basic and diluted (loss) income per share:
Net loss available to News Corporation stockholders per share	$(1.27)				$(1.20)

(a)

Reflects the historical results of operations of News Corporation. As the acquisition of a controlling interest in Foxtel was completed on April 3, 2018, Foxtel is reflected in our historical Statement of Operations from April 3, 2018 onwards.

(b)

Reflects the historical results of operations of Foxtel to the date of the Transaction. From April 3, 2018 onwards, Foxtel is included in the historical results of operations of News Corporation. The Statements of Operations of Foxtel are derived from its historical financial statements for the nine months ended March 31, 2018 and the three months and fiscal year ended June 30, 2017. These Statements of Operations for the nine months ended March 31, 2018 and the three months and fiscal year ended June 30, 2017 reflect Foxtel’s Statements of Operations on a U.S. GAAP basis and translated from Australian dollars to U.S. dollars, the reporting currency of the combined group, using the quarterly average rates for each period presented. Additionally, certain balances within Foxtel’s historical financial information were reclassified to be consistent with the Company’s presentation.

(c)	Represents the impact of eliminating transactions between Foxtel and the consolidated subsidiaries of News Corporation, which would be eliminated upon consolidation as a result of the Transaction.
(d)

Reflects the reversal of revenue recognized in Foxtel’s historical Statements of Operations resulting from the fair value adjustment of Foxtel’s historical deferred installation revenue in the preliminary purchase price allocation for the Transaction.

(e)

Reflects the adjustment to amortization of program inventory recognized in Foxtel’s historical Statements of Operations related to the fair value adjustment of Foxtel’s historical program inventory in the preliminary purchase price allocation.

(f)

Reflects the removal of transaction expenses directly related to the Transaction that are included in News Corp’s historical Statement of Operations for the three months and fiscal year ended June 30, 2018. These costs are considered to be non-recurring in nature, and as such, have been excluded from the pro forma Statement of Operations.

(g)	Reflects the adjustment to amortization expense resulting from the recognition of amortizable intangible assets in the preliminary purchase price allocation.
(h)

Reflects the adjustment to depreciation and amortization expense resulting from the fair value adjustment to Foxtel’s historical fixed assets in the preliminary purchase price allocation, which resulted in a step-up in the value of such assets.

(i)

Reflects the reversal of amortization expense included in News Corp’s historical Statements of Operations from the Company’s settlement of its pre-existing contractual arrangement between Foxtel and FOX SPORTS Australia, which resulted in a write-off of its channel distribution agreement intangible asset at the time of the Transaction.

(j)

Represents the impact to equity losses of affiliates as a result of the Transaction, as if the Transaction occurred on July 1, 2016. Historically News Corp accounted for its investment in Foxtel under the equity method of accounting. As a result of the Transaction, Foxtel became a majority-owned subsidiary of the Company, and therefore, the impact of Foxtel on the Company’s historical equity losses of affiliates was eliminated. In addition, News Corp previously recorded certain impairments to its investment in Foxtel within equity losses of affiliates which are reflected in News Corp’s historical results. As these impairments are non-recurring in nature and are not directly attributable to the Transaction, such amounts have not been eliminated and have been reclassified in the pro forma Statement of Operations from equity losses of affiliates into impairment and restructuring charges.

(k)

Represents the write-off recorded as a result of the effective settlement of the channel distribution agreement between FOX SPORTS Australia and Foxtel as a result of the Transaction as well as other costs directly attributable to the Transaction. The write-off of the intangible asset related to this agreement and other associated costs are considered transaction costs directly attributable to the Transaction that were incurred in the three months and fiscal year ended June 30, 2018.

(l)

In determining the tax rate to apply to our pro forma adjustments we used the Australian statutory rate of 30%, which is the jurisdiction in which the business operates. However, in certain instances, the effective tax rate applied to certain adjustments differs from the statutory rate primarily as a result of certain valuation allowances on deferred tax assets, based on the Company’s historical tax profile in Australia.

(m)	Represents the adjustment, as a result of the Transaction, to reflect the non-controlling interest of the combined company on a pro forma basis.

Pro Forma Segment Analysis

The following table reconciles Pro Forma Net loss to Pro Forma Total Segment EBITDA for the three months and fiscal years ended June 30, 2018 and 2017:

	Pro Forma		Pro Forma
	For the three months ended June 30,		For the fiscal years ended June 30,
	2018	2017	2018	2017
	(in millions)
Pro forma net loss	$(16)	$(400)	$(1,018)	$(570)
Add:
Income tax expense	73	16	373	31
Other, net	(6)	(9)	(10)	(132)
Interest, net	16	34	83	122
Equity losses of affiliates	4	35	27	82
Impairment and restructuring charges	78	528	1,313	1,217
Depreciation and amortization	175	165	676	711

Pro forma Total Segment EBITDA	$324	$369	$1,444	$1,461

	Pro Forma
	For the three months ended June 30,
	2018		2017
	Revenues	Segment EBITDA	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$1,294	$94	$1,281	$103
Book Publishing	490	71	407	39
Digital Real Estate Services	299	99	251	87
Subscription Video Services	610	109	643	178
Other	-	(49)	1	(38)

Total	$2,693	$324	$2,583	$369

	Pro Forma
	For the fiscal year ended June 30,
	2018		2017
	Revenues	Segment EBITDA	Revenues	Segment EBITDA
	(in millions)
News and Information Services	$5,119	$392	$5,069	$414
Book Publishing	1,758	244	1,636	199
Digital Real Estate Services	1,141	401	938	324
Subscription Video Services	2,544	545	2,546	699
Other	2	(138)	2	(175)

Total	$10,564	$1,444	$10,191	$1,461

Subscription Video Services (Pro Forma)

	Pro Forma			Pro Forma
	For the three months ended June 30,			For the fiscal years ended June 30,
	2018	2017	% Change	2018	2017	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Advertising	$67	$76	(12)%	$268	$282	(5)%
Circulation and subscription	523	547	(4)%	2,210	2,199	1%
Other	20	20	-%	66	65	2%

Total Revenues	610	643	(5)%	2,544	2,546	-%
Operating expenses	(370)	(351)	(5)%	(1,499)	(1,356)	(11)%
Selling, general and administrative	(131)	(114)	(15)%	(500)	(491)	(2)%

Segment EBITDA	$109	$178	(39)%	$545	$699	(22)%